Exhibit 5.1

July 16, 2021

Nuvve Holding Corp.

2869 Historic Decatur Road

San Diego, California 92106

Re: Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Nuvve Holding Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to the resale by certain of the Company’s stockholders (the “Selling Stockholders”), as set forth in the Registration Statement, of (A) up to 11,000,000 shares of common stock (the “Shares”), consisting of (i) 6,000,000 Shares (the “Warrant Shares”) issuable upon the exercise of 6,000,000 warrants (the “Warrants”) issued by us in a private placement on May 17, 2021, and (ii) 5,000,000 Shares (the “Option Shares”) issuable upon the exercise of the option (the “Option”) embodied in the securities purchase agreement, dated as of May 17, 2021 (the “SPA”), between us and the Selling Securityholders, and (B) up to 6,000,000 Warrants. The Shares and the Warrants were issued in a private placement consummated on March 19, 2021. The Registration Statement also registers the offer and sale of the Warrant Shares for initial issuance by the Company, solely to the extent the Warrants are publicly sold prior to their exercise.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

PAVmed Inc.

July 16, 2021

Based upon the foregoing, it is our opinion that:

1. The Warrant Shares to be issued by the Company upon exercise of the Warrants have been duly authorized and, when issued in accordance with the Warrants, will be legally issued, fully paid and nonassessable.

2. The Option Shares to be issued by the Company upon exercise of the Option embodied in the SPA have been duly authorized and, when issued in accordance with the SPA, will be legally issued, fully paid and nonassessable.

3. The Warrants issued to the Selling Stockholders have been duly authorized and constitute binding obligations of the Company.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than Covered Law or as to the effect of any such non-Covered Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller